UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

EVgo Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2326098
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

11835 West Olympic Boulevard, Suite 900E Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered
Shares of Class A Common Stock, $0.0001 par value per share	The Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by EVgo Inc. (the “Company”), formerly known as Climate Change Crisis Real Impact I Acquisition Corporation, with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), and its warrants to purchase shares of Class A common stock (the “warrants”) from the New York Stock Exchange to The Nasdaq Global Select Market.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Class A common stock and the warrants.

The descriptions of the Class A common stock and the warrants registered hereunder are set forth under the heading “Description of Securities” in the Company’s definitive proxy statement, dated May 27, 2021 (File No. 001-39572) and filed with the SEC on May 27, 2021, and are incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Global Select Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 1, 2021

EVGO INC.

By:	/s/ Olga Shevorenkova
Name: Olga Shevorenkova
Title: Chief Financial Officer

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